Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Annual Report of First Choice Healthcare Solutions, Inc. on Form S-1 (Amended) of our Report of Independent Registered Public Accounting Firm dated April 15, 2025, on the consolidated balance sheet of First Choice Healthcare Solutions, Inc. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

January 30, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com